Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Momentum. Growth. Results. Regions reports second quarter 2025 earnings of $534 million, earnings per diluted share of $0.59; Adjusted earnings(1) of $538 million, adjusted earnings per diluted share(1) of $0.60
$1.9 billion in total revenue reflects 10 percent year-over-year growth.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 18, 2025 - Regions Financial Corp. (NYSE:RF) today reported earnings for the second quarter ended June 30, 2025. The company reported second quarter net income available to common shareholders of $534 million and diluted earnings per common share of $0.59. Adjusted net income available to common shareholders(1) was $538 million, and adjusted diluted earnings per common share(1) was $0.60. Compared to the second quarter of 2024, reported and adjusted net income available to common shareholders(1) increased 12 percent and 10 percent, respectively. The company reported $1.9 billion in total revenue during the second quarter, including $832 million in pre-tax pre-provision income(1).

"Our second quarter results demonstrate continued momentum across our franchise and the benefits of the strategic investments we've made in talent, technology, and capabilities," said John Turner, Chairman, President and CEO of Regions Financial Corp.

Turner added, "We are experiencing solid deposit growth, disciplined loan production, and strong performance across fee-based businesses, including Treasury Management and Wealth Management. As we modernize our platforms and expand further in key growth areas across our footprint, we remain committed to executing our plan while generating top-quartile returns and long-term value for our shareholders. Our strong performance is the result of remaining focused on the financial needs and opportunities of our clients and operating in a responsible manner for the benefit of the people we serve."

SUMMARY OF SECOND QUARTER RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	6/30/2025	3/31/2025	6/30/2024
Net income	$563	$490	$501
Preferred dividends and other*	29	25	24
Net income available to common shareholders	$534	$465	$477
Adjusted net income available to common shareholders (non-GAAP)(1)	$538	$487	$488

Weighted-average diluted shares outstanding	900	910	918
Actual shares outstanding—end of period	894	899	915

Diluted earnings per common share	$0.59	$0.51	$0.52
Adjusted diluted earnings per common share (non-GAAP)(1)	$0.60	$0.54	$0.53

*        The second quarter 2025 amount includes $4 million of Series D preferred stock issuance costs, which reduced net income available to common shareholders when the shares were redeemed.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. See "Use of Non-GAAP Financial Measures" below for more information.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Net interest income	$1,259	$1,194	$1,186	$65	5.4%	$73	6.2%
Taxable equivalent adjustment	12	12	12	—	—%	—	—%
Net interest income, taxable equivalent basis	$1,271	$1,206	$1,198	$65	5.4%	$73	6.1%
Net interest margin (FTE)	3.65%	3.52%	3.51%

Non-interest income:
Service charges on deposit accounts	$151	$161	$151	$(10)	(6.2)%	$—	—%
Card and ATM fees	125	117	120	8	6.8%	5	4.2%
Wealth management income	133	129	122	4	3.1%	11	9.0%
Capital markets income	83	80	68	3	3.8%	15	22.1%
Mortgage income	48	40	34	8	20.0%	14	41.2%
Commercial credit fee income	29	27	28	2	7.4%	1	3.6%
Bank-owned life insurance	24	23	30	1	4.3%	(6)	(20.0)%
Market value adjustments on employee benefit assets*	16	(3)	2	19	NM	14	NM
Securities gains (losses), net	(1)	(25)	(50)	24	96.0%	49	98.0%
Other miscellaneous income	38	41	40	(3)	(7.3)%	(2)	(5.0)%
Non-interest income	$646	$590	$545	$56	9.5%	$101	18.5%

Adjusted non-interest income (non-GAAP)(1)	$646	$615	$595	$31	5.0%	$51	8.6%

Total revenue	$1,905	$1,784	$1,731	$121	6.8%	$174	10.1%

Adjusted total revenue (non-GAAP)(1)	$1,905	$1,809	$1,781	$96	5.3%	$124	7.0%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue increased 7 percent on a reported basis and 5 percent on an adjusted basis(1) compared to the first quarter of 2025. The benefits of fixed-rate asset turnover, better funding costs and mix, credit-related recoveries, an additional day, and nonrecurring items that reduced the prior quarter increased net interest income by 5 percent. Total net interest margin increased 13 basis points to 3.65 percent.

Non-interest income increased 9 percent on a reported basis and 5 percent on an adjusted basis(1) compared to the first quarter of 2025. Card and ATM fees increased 7 percent driven by seasonally higher transaction volumes. Mortgage income increased 20 percent attributable to a $13 million favorable mortgage servicing rights valuation adjustment. Wealth management income increased 3 percent and represented another record quarter. Capital markets income increased 4 percent due primarily to higher merger and acquisition advisory services and real estate related income. Additionally, market value adjustments on employee benefit assets increased $19 million during the quarter. Changes in these market value adjustments are offset in salaries and benefits and other non-interest expense. Offsetting these gains, service charges decreased 6 percent primarily due to a seasonal decline in treasury management income.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Salaries and employee benefits	$658	$625	$609	$33	5.3%	$49	8.0%
Equipment and software expense	104	99	100	5	5.1%	4	4.0%
Net occupancy expense	72	70	68	2	2.9%	4	5.9%
Outside services	39	40	40	(1)	(2.5)%	(1)	(2.5)%
Marketing	26	30	27	(4)	(13.3)%	(1)	(3.7)%
Professional, legal and regulatory expenses	28	23	25	5	21.7%	3	12.0%
Credit/checkcard expenses	16	15	15	1	6.7%	1	6.7%
FDIC insurance assessments	20	20	29	—	—%	(9)	(31.0)%
Visa class B shares expense	4	7	5	(3)	(42.9)%	(1)	(20.0)%
Operational losses	13	13	18	—	—%	(5)	(27.8)%
Branch consolidation, property and equipment charges	—	—	1	—	—%	(1)	(100.0)%
Other miscellaneous expenses	93	97	67	(4)	(4.1)%	26	38.8%
Non-interest expense	$1,073	$1,039	$1,004	$34	3.3%	$69	6.9%
Adjusted non-interest expense (non-GAAP)(1)	$1,073	$1,035	$1,032	$38	3.7%	$41	4.0%

Salaries and Benefits Expense

	Quarter Ended
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Salaries and employee benefits	$658	$625	$609	$33	5.3%	$49	8.0%
Less: Market value adjustments on 401(k) liabilities*	16	(1)	4	17	NM	12	300.0%
Salaries and employee benefits less market value adjustments on employee benefit liabilities	$642	$626	$605	$16	2.6%	$37	6.1%

NM - Not Meaningful
* The Company holds assets in order to offset the market value adjustments on 401(k) liabilities and the market value adjustments on those assets are recorded in non-interest income.

Non-interest expense increased 3 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the first quarter of 2025. As expected, salaries and benefits increased 5 percent driven primarily by one additional work day in the quarter, a full quarter's impact of the company's March 1st merit increases, higher revenue-based incentives, and the offset to market value adjustments on employee benefit assets recorded in non-interest income. Equipment and software expense increased 5 percent attributable primarily to the timing of projects and the related depreciation expense. Professional, legal and regulatory expenses increased 22 percent due primarily to the timing of third-party engagements and changes to legal expenses.

The company's second quarter efficiency ratio was 56.0 percent and the effective tax rate was 20.3 percent.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q25	1Q25	2Q24	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Commercial and industrial	$49,033	$49,209	$50,046	$(176)	(0.4)%	$(1,013)	(2.0)%
Commercial real estate—owner-occupied	5,170	5,180	5,115	(10)	(0.2)%	55	1.1%
Investor real estate	9,009	8,751	8,839	258	2.9%	170	1.9%
Business Lending	63,212	63,140	64,000	72	0.1%	(788)	(1.2)%
Residential first mortgage	19,992	20,037	20,191	(45)	(0.2)%	(199)	(1.0)%
Home equity	5,525	5,509	5,557	16	0.3%	(32)	(0.6)%
Consumer credit card	1,397	1,394	1,331	3	0.2%	66	5.0%
Other consumer*	5,951	6,042	6,202	(91)	(1.5)%	(251)	(4.0)%
Consumer Lending	32,865	32,982	33,281	(117)	(0.4)%	(416)	(1.2)%
Total Loans	$96,077	$96,122	$97,281	$(45)	—%	$(1,204)	(1.2)%

	Ending Balances
				6/30/2025		6/30/2025
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024	vs. 3/31/2025		vs. 6/30/2024
Commercial and industrial	$49,586	$48,879	$50,222	$707	1.4%	$(636)	(1.3)%
Commercial real estate—owner-occupied	5,165	5,165	5,151	—	—%	14	0.3%
Investor real estate	9,098	8,833	8,837	265	3.0%	261	3.0%
Business Lending	63,849	62,877	64,210	972	1.5%	(361)	(0.6)%
Residential first mortgage	20,020	20,000	20,206	20	0.1%	(186)	(0.9)%
Home equity	5,536	5,501	5,552	35	0.6%	(16)	(0.3)%
Consumer credit card	1,415	1,384	1,349	31	2.2%	66	4.9%
Other consumer*	5,903	5,971	6,191	(68)	(1.1)%	(288)	(4.7)%
Consumer Lending	32,874	32,856	33,298	18	0.1%	(424)	(1.3)%
Total Loans	$96,723	$95,733	$97,508	$990	1.0%	$(785)	(0.8)%

NM - Not meaningful.
*     Other consumer loans includes Regions' Home Improvement Financing portfolio.

Average loans and leases remained stable compared to the prior quarter, while total ending loans increased 1 percent. Average business loans remained stable during the quarter, while average consumer loans decreased slightly. Growth in ending loans was attributable primarily to commercial and industrial loans within structured products and manufacturing.

Deposits

	Average Balances

($ amounts in millions)	2Q25	1Q25	2Q24	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Total interest-bearing deposits	$89,888	$88,634	$86,385	$1,254	1.4%	$3,503	4.1%
Non-interest-bearing deposits	39,556	39,053	40,516	503	1.3%	(960)	(2.4)%
Total Deposits	$129,444	$127,687	$126,901	$1,757	1.4%	$2,543	2.0%

($ amounts in millions)	2Q25	1Q25	2Q24	2Q25 vs. 1Q25		2Q25 vs. 2Q24
Consumer Bank Segment	$79,912	$78,712	$79,809	$1,200	1.5%	$103	0.1%
Corporate Bank Segment	39,234	38,312	36,669	922	2.4%	2,565	7.0%
Wealth Management Segment	7,324	7,600	7,534	(276)	(3.6)%	(210)	(2.8)%
Other	2,974	3,063	2,889	(89)	(2.9)%	85	2.9%
Total Deposits	$129,444	$127,687	$126,901	$1,757	1.4%	$2,543	2.0%

	End of Period Deposits
				6/30/2025		6/30/2025
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024	vs. 3/31/2025		vs. 6/30/2024
Consumer Bank Segment	$79,953	$80,627	$80,126	$(674)	(0.8)%	$(173)	(0.2)%
Corporate Bank Segment	40,101	39,696	36,529	405	1.0%	3,572	9.8%
Wealth Management Segment	7,352	7,798	7,383	(446)	(5.7)%	(31)	(0.4)%
Other	3,513	2,850	2,578	663	23.3%	935	36.3%
Total Deposits	$130,919	$130,971	$126,616	$(52)	—%	$4,303	3.4%

NM - Not meaningful.

The company's deposit base continues to be a source of strength and an industry differentiator in liquidity and margin performance. Ending deposits were relatively stable during the quarter while average deposits increased 1 percent, benefiting from normal seasonal patterns and promotional activity.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2025	3/31/2025	6/30/2024
Allowance for credit losses (ACL) at period end	$1,743	$1,730	$1,732
ACL/Loans, net	1.80%	1.81%	1.78%
Allowance for credit losses to non-performing loans, excluding loans held for sale	225%	205%	204%
Provision for credit losses	$126	$124	$102
Net loans charged-off	$113	$123	$101
Net loans charged-off as a % of average loans, annualized	0.47%	0.52%	0.42%
Non-performing loans, excluding loans held for sale/Loans, net	0.80%	0.88%	0.87%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.84%	0.92%	0.88%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	1.01%	1.11%	1.06%
Total Criticized Loans—Business Services**	$4,608	$4,918	$4,863
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Client resilience remained strong throughout the quarter, as underlying asset quality metrics exhibited signs of improvement. Net charge-offs were $113 million or an annualized 47 basis points of average loans during the quarter, representing a 5 basis point decrease from the prior quarter. Non-performing loans as a percentage of total loans decreased 8 basis points to 80 basis points, and business services criticized loans decreased 6 percent compared to the prior quarter.

The allowance for credit losses ratio decreased 1 basis point to 1.80 percent, while the allowance for credit losses as a percentage of non-performing loans increased to 225 percent. The company's allowance for credit losses increased $13 million over the prior quarter, attributable primarily to loan growth and some deterioration in the economic forecast partially offset by improvements in credit metrics.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2025	3/31/2025	6/30/2024
Common Equity Tier 1 ratio(2)	10.7%	10.8%	10.4%
Tier 1 capital ratio(2)	11.8%	12.2%	11.7%
Total shareholders' equity to total assets	11.72%	11.59%	11.14%
Tangible common shareholders’ equity to tangible assets (non-GAAP)(1)	7.52%	7.17%	6.55%
Common book value per share	$19.35	$18.70	$16.94
Tangible common book value per share (non-GAAP)(1)*	$12.91	$12.29	$10.61
Loans, net of unearned income, to total deposits	73.9%	73.1%	77.0%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintained a solid capital position in the second quarter, with estimated capital ratios remaining well above current regulatory requirements. At quarter-end, the Common Equity Tier 1(2) and Tier 1 capital(2) ratios were estimated at 10.7 percent and 11.8 percent, respectively.

Tangible common book value per share(1) ended the quarter at $12.91, a 5 percent increase quarter-over-quarter and a 22 percent increase year-over-year.

During the second quarter, the company repurchased approximately 7 million shares of common stock for a total of $144 million through open market purchases and declared $224 million in dividends to common shareholders. Earlier this week, the Board of Directors declared a quarterly common stock dividend of $0.265 per share, representing a 6 percent increase over the second quarter and a continuation of Regions' history of strong dividend growth. Over the past 10 years, Regions has increased its common stock dividend just over 10 percent on a compound annual growth rate basis, the highest level across the company's peer group.

The company's liquidity position also remained robust with total available liquidity as of June 30, 2025, of approximately $65 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, and capacity at the Federal Reserve's facilities such as the Discount Window or Standing Repo Facility. These sources are sufficient to cover uninsured deposits at a ratio of approximately 185 percent as of quarter-end (excluding intercompany and secured deposits).

(1)Non-GAAP; refer to reconciliations on pages 12, 16, 17, 18 and 19 of the financial supplement to this earnings release included as Exhibit 99.2 to the company's Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on July 18, 2025.
(2)Current quarter Common Equity Tier 1 and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on Jul. 18, 2025, an archived recording of the webcast will be available at the Investor Relations page at ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $159 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release and the accompanying earnings call may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, including tariffs, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets (such as our portfolio of investment securities) and obligations, as well as the availability and cost of capital and liquidity.
•Volatility and uncertainty about the direction of interest rates and the timing of any changes, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, or the need to price interest-bearing deposits higher due to competitive forces. Either of these activities could increase our funding costs.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The loss of value of our investment portfolio could negatively impact market perceptions of us.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•The effects of social media on market perceptions of us and banks generally.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of which possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•The development and use of AI presents risks and challenges that may impact our business.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to achieve our expense management initiatives.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair the ability of those borrowers to service any loans outstanding to them and/or reduce demand for loans in those industries.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•Fraud, theft or other misconduct conducted by external parties, including our customers and business partners, or by our employees.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which inability could, among other things, result in a breach of operating or security systems as a result of a cyber-attack or similar act or failure to deliver our services effectively.
•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, such as changes to debit card interchange fees, special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III Rules), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios and our ability to return capital to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Any impairment of our goodwill or other intangibles, any repricing of assets or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment declining operations of the reporting unit or other factors.

•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage (especially in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•The impact of pandemics on our businesses, operations and financial results and conditions. The duration and severity of any pandemic as well as government actions or other restrictions in connection with such events could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values and result in lost revenue or additional expenses.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2024 and in Regions’ subsequent filings with the SEC.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of Non-GAAP Financial Measures
Management uses pre-tax pre-provision income (non-GAAP), adjusted pre-tax pre-provision income (non-GAAP), the adjusted efficiency ratio (non-GAAP), the adjusted fee income ratio (non-GAAP), as well as adjusted net income available to common shareholders (non-GAAP) and adjusted diluted EPS (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net income available to common shareholders (GAAP) is presented excluding certain adjustments, net of tax, to arrive at adjusted net income available to common shareholders (non-GAAP), which is the numerator for adjusted diluted EPS (non-GAAP). Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management. Tangible common book value per share is calculated by dividing tangible common shareholders' equity (non·GAAP) by tangible assets (non-GAAP). The numerator for tangible book value per share (non·GAAP), tangible common shareholders' equity (non·GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from common shareholders' equity (GAAP). The denominator for tangible book value per share (non-GAAP), tangible assets (non-GAAP), is calculated by excluding intangible assets and the deferred tax liability related to intangible assets from total assets (non-GAAP).

Tangible common shareholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common shareholders’ equity measure. Because tangible common shareholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common shareholders’ equity to tangible assets, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Additionally, our non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies and there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of non-GAAP financial measures presented herein.

Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation
See the company's Financial Supplement, included as Exhibit 99.2 to the company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on July 18, 2025, for reconciliations of and additional information regarding the company's non-GAAP financial measures.

Contact

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.